Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS TO PROMOTE AMGEN’S KINERET® TO RHEUMATOLOGISTS

Salt Lake City — August 9, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it has executed an agreement with Amgen Inc. to promote Kineret®, a biologic therapy for the treatment of moderate to severe rheumatoid arthritis (RA), in the United States. Kineret could be an excellent alternative when an anti-TNF therapy provides an inadequate response. The agreement accelerates the creation of a sales and marketing organization by NPS in preparation for launching the company’s investigational drug candidate, PREOS®, which is being studied for the treatment of osteoporosis. It also provides dedicated promotional support for Kineret, creating a mutually beneficial arrangement for NPS and Amgen on the basis of a product clinically proven to improve the health of certain RA patients.

The agreement between NPS and Amgen calls for Amgen to supply product, materials and support to NPS. In return, NPS will promote Kineret and receive a percentage of incremental Kineret revenues. NPS will be the exclusive representative of the drug to rheumatologists. It is anticipated that NPS will have trained sales representatives in the field to detail Kineret to physicians in the first quarter of 2005.

Speaking for NPS, Dr. Hunter Jackson, Chairman, President and CEO said, “This is an important opportunity for our company. We believe our promotion of Kineret will help to introduce NPS to the rheumatology community and enhance our ability to also market PREOS, once it is approved. Having a specialty sales force in place earlier than otherwise possible assures that our sales representatives will be well trained with established relationships among our target audience.

About Kineret

Kineret (anakinra) is a form of the human interleukin-1 (IL-1) receptor antagonist. It is produced by recombinant DNA technology using an E. coli bacterial expression system. Kineret is supplied in single use prefilled glass syringes as a sterile, clear, colorless-to-white, preservative-free solution for daily subcutaneous administration.

Kineret blocks the biologic activity of IL-1 by competitively inhibiting IL-1 binding to the interleukin-1 type receptor (IL-1RI), which is expressed in a wide variety of tissues and organs. IL-1 production is induced in response to inflammatory stimuli and mediates various physiologic responses including inflammatory and immunological responses.

The safety and efficacy of Kineret have been evaluated in three randomized, double blind, placebo-controlled trials in which an improvement in signs and symptoms of RA was assessed using American College of Rheumatology (ACR) response criteria (ACR20, ACR50, ACR70). In these studies, patients treated with Kineret were more likely to achieve an ACR20 or higher magnitude of response than patients treated with placebo. The treatment response rates did not differ based on gender or ethnic group. Most clinical responses, both in patients receiving placebo and in patients receiving Kineret, occurred within 12 weeks of enrollment.

The most common side effect was a reaction at the site of injection, usually mild, characterized by redness, swelling and pain. There was a risk of serious infections (2 percent in Kineret patients vs. less than 1 percent in placebo patients) in the clinical trials. Although Kineret should be discontinued if a patient develops an infection, most patients can continue taking Kineret after their infection resolves. Kineret should not be used with TNF blocking agents etanercept and infliximab. A 7% rate of serious infections was observed in two studies with concurrent administration of Kineret and etanercept.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company’s first FDA-approved product, Sensipar™ (cinacalcet HCl), is licensed to Amgen for the treatment of hyperparathyroidism. NPS also has investigational drugs in various stages of clinical development backed by a strong drug discovery effort.

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that NPS will be successful in its efforts to promote Kineret, that the agreement will accelerate the creation of a specialty sales force, that PREOS will be an appropriate therapy for patients who have osteoporosis, and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to create a suitable sales management and field infrastructure to promote Kineret; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of August 9, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended June 30, 2004.

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